EXHIBIT 10.5

FOURTH AMENDMENT TO THE

HEICO SAVINGS AND INVESTMENT PLAN

(AS amended effective january 1, 2007)

THIS FOURTH AMENDMENT (the “Amendment”) to the HEICO Savings and Investment Plan, as amended and restated effective January 1, 2007 (the “Plan”), is made on the 13th day of December, 2010, by HEICO Corporation, a Florida corporation (the “Company”) as follows.

WITNESSETH:

WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, pursuant to Section 15.01 of the Plan, the Company has the power to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to bring the Plan up to date with the changes made by the Worker, Retiree and Employer Recovery Act of 2008 (“WRERA”) and to more adequately attain its objectives;

NOW, THEREFORE, the Plan shall be amended as follows:

Article I

Waiver of 2009 Required Minimum Distributions

Section 10.07 of the Plan (“Minimum Distribution Requirements”) shall be amended effective as of January 1, 2009, to add the following subsection to the end of thereof:

(g)	2009 Required Minimum Distributions. Notwithstanding the foregoing provisions of this Section 10.07, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Sec.401(a)(9)(H) (the “2009 required minimum distributions”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 required minimum distributions or (2) one or more payments in a series of substantially equal distributions (that include the 2009 required minimum distributions) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s

Designated Beneficiary, or for a period of at least 10 years, will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions.

Article II

Reduction of Suspension of Contribution Period Following Hardship Withdrawals

Section 9.02 of the Plan (“Suspension of Contributions Due to Hardship Withdrawal”) shall be amended effective as of January 1, 2010 in its entirety to read as follows:

9.02     Suspension of Contributions Due to Hardship Withdrawal. If a Participant receives a hardship withdrawal, such Participant shall not be permitted to make:

(a)	Elective Deferrals for the six-month period following the date of receipt of the hardship withdrawal; and

(b)	Contributions to any other qualified or nonqualified plan of deferred compensation maintained by the Employer including, but not limited to, stock option plans and stock purchase plans for the six-month period following the date of receipt of the hardship withdrawal.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the day and year first above written.

HEICO Corporation, a Florida corporation

By: /s/ THOMAS S. IRWIN

Title:    TREASURER